Exhibit 19

SYNAPTICS INCORPORATED

INSIDER TRADING POLICY

Effective December 14, 2023

I.
BACKGROUND AND PURPOSE

A.
Why have we adopted this policy?

This policy has been adopted to help you comply with the federal securities laws and to avoid even the appearance of impropriety. Under the securities laws, it is generally illegal for any person to trade in the securities of Synaptics while in the possession of material nonpublic information about the company. It is also generally illegal for any such person to give material nonpublic information about Synaptics to others who then trade on the basis of that information. The consequences of prohibited insider trading or the “tipping” of material nonpublic information can be severe for both individuals engaging in such behavior and for Synaptics. Violators, as well as Synaptics, its directors, executives, and the managers of the person violating the rules may be required to pay major civil or criminal penalties (including jail time) and could be subject to private lawsuits in connection with the violation of insider trading laws.

B.
What is insider trading?

“Insider trading” occurs when any person PURCHASES or SELLS Synaptics securities on the basis of material nonpublic information concerning Synaptics, or from “tipping” (directly or indirectly passing on) material nonpublic information to others. “Tipping” also includes making recommendations or expressing opinions as to trading in any entity on the basis of such material nonpublic information. Synaptics securities include not only stock, but also include options, restricted stock units (“RSUs”), market stock units (“MSUs”), performance stock units (“PSUs”), warrants, bonds and notes and derivative securities that are not issued by Synaptics, such as exchange-traded put or call options or swaps related to Synaptics’ securities. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

C.
What is “Material Nonpublic Information”?

Information is considered “MATERIAL” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to purchase, sell or hold Synaptics’ securities. Material information can be positive or negative and can relate to virtually any aspect of Synaptics’ business.

Examples of material information may include (but are not limited to) facts concerning:

•
historical or forecasted revenues, earnings or other financial results;
•
significant new products or services or other product developments;
•
significant new contracts or partners or the loss of a significant contract or partner;
•
significant developments regarding Synaptics’ technology or business operations;
•
cybersecurity or privacy breaches;
•
possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
•
major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
•
significant developments in borrowings, or financings or capital investments;
•
significant changes in financial condition or asset value or liquidity issues;
•
changes in senior management;
•
changes in compensation policies;
•
changes related to Synaptics’ auditors;
•
significant changes in corporate strategy;
•
changes in accounting methods and write-offs; and
•
stock offerings, stock splits or changes in dividend policy.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Material information is not restricted to information relating only to Synaptics. Material information could be information relating to any other entity with which Synaptics does business or is involved in a business relationship with, such as a supplier, customer, strategic partner or potential merger partner. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.

Information is “NONPUBLIC” if it is not available to the general public. In order for information to be considered public, it must be generally available to the general public and widely disseminated through (i) press releases, publicly accessible webcasts or conference calls or a public filing with the SEC, or (ii) publication in a widely-available newspaper, news magazine or news website. In addition, a sufficient amount of time must pass so that the information has had an opportunity to be digested by the marketplace. As a general rule, information should not be considered fully absorbed by the marketplace until the completion of one (1) full trading day after the release of such information.

One helpful way to determine if you have material nonpublic information is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if the person knew what I know?” If the answer is “no,” chances are you possess material nonpublic information.

A good general rule of thumb: WHEN IN DOUBT, DO NOT TRADE.

D.
Who is covered under this policy?

If you receive or have access to material nonpublic information regarding Synaptics and you fall under any of the categories below, you are subject to this policy:

•
Members of the Board of Directors (“Directors”), officers, executives and employees of Synaptics and its subsidiaries;
•
consultants and contractors of Synaptics and its subsidiaries;
•
immediate family members of any of the above (e.g., spouse, domestic partner, parents, children and siblings);
•
anyone who lives in the same household as any of the above; and
•
any persons or entities controlled by any of the above or for which investment decisions are directed or influenced by any of the above.

E.
Who is the Compliance Officer under this policy?

Synaptics’ Chief Legal Officer administers this policy and serves as the Compliance Officer (the “Compliance Officer”). In the Chief Legal Officer’s absence, Synaptics’ Chief Financial Officer will serve as the Compliance Officer. The Compliance Officer may also designate one or more individuals in the Legal and Finance departments who may perform the functions of the Compliance Officer. The Compliance Officer will review and either approve or prohibit all proposed trades covered by this policy according to the procedures set forth in this policy, except that with respect to the Compliance Officer, any proposed trades must be approved by Synaptics’ Chief Financial Officer. All determinations and interpretations by the Compliance Officer will be final and not subject to further review.

II.
INSIDER TRADING POLICIES

OVERRIDING RULE: NO ONE CAN TRADE SYNAPTICS SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION, AND NO ONE CAN HELP OR ENCOURAGE ANYONE TO TRADE SYNAPTICS SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION.

A.
No Trading on the Basis of Material Nonpublic Information

If you possess material nonpublic information, you may not purchase or sell, including any offer to purchase or offer to sell, any of Synaptics’ securities, during any period beginning with the date you received the material nonpublic information concerning Synaptics, and ending at the close of business one (1) full trading day after the date of public disclosure of that information, or at such time when the nonpublic information is no longer material.

B.
No Trading During Black-out Periods

1.
Regular Black-Out Periods

A “Restricted Person” is a Director, a Synaptics executive officer, and certain designated Synaptics executives, employees, contractors and consultants. Synaptics will inform you if you are a Restricted Person.

Restricted Persons may not trade in any security of Synaptics during the period beginning on the day that is two weeks before the end of any fiscal quarter of Synaptics and ending one (1) full trading day after the public release of earnings data for such fiscal quarter (a “Regular Black-Out Period”). For example, if Synaptics announces its prior fiscal quarter earnings on the afternoon of Thursday, October 23, then the Regular Black-Out Period will end at the close of business on Friday, October 24, and you would potentially be able to trade in the “open trading window” from Monday morning, October 27, until the Regular Black-Out Period resumes again two weeks before the end of the fiscal quarter. However, these “open trading windows” should not be considered a safe harbor, as you may otherwise be restricted from trading under this policy if you possess material nonpublic information. The Compliance Officer or the Compliance Officer’s designee will notify you if you are a Restricted Person and subject to Regular Black-Out Periods.

2.
Special Black-Out Periods

The Compliance Officer may suspend trading in Synaptics securities from time to time for some or all persons subject to this policy because of material developments known to Synaptics or certain persons within Synaptics and not yet disclosed to the public, as the Compliance Officer deems appropriate (a “Special Black-Out Period” and together with a Regular Black-Out Period, a “Black-Out Period”), and need not provide any reason for such suspension. The Compliance Officer or the Compliance Officer’s designee will notify you if you are subject to a Special Black-Out Period.

3.
Pre-Clearance of Trades of Directors and Officers

In addition to being subject to the Black-Out Periods described above, all Directors, all Synaptics executive officers at the Senior Vice President level and above, all executives designated as “officers” of Synaptics under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other Synaptics executives who report directly to the Synaptics Chief Executive Officer in the CEO’s capacity as CEO (collectively, the “Directors and Officers”) are designated on a “Pre-Clear List” and are required to pre-clear ALL trades in Synaptics securities with the Compliance Officer at least three (3) trading days prior to trading (or such shorter period as is approved by the Compliance Officer), even during an open trading window. Synaptics will notify you if you are on the Pre-Clear List.

Approval of trades for those on the Pre-Clear List is in the sole discretion of Synaptics. If a transaction is approved, you must execute the transaction within five (5) trading days after the day you receive such approval, but in no event after the commencement of a Black-Out Period. If for any reason you do not complete the trade within five (5) trading days after you receive approval, you must obtain pre-clearance again before you can trade the securities. For example, if the Compliance Officer approves a trade on a Friday, then you will have until the end of the trading day the following Friday to complete your trade.

At the time of executing a trade in Synaptics securities, you will be responsible for determining that you are not in possession of, and do not have access to, material nonpublic information, and for verifying that Synaptics has not imposed any subsequent restriction on your ability to engage in trades.

C.
No Tipping

You may not tip material nonpublic information to any other person where the information may be used by such person to trade in the securities to which such information relates. You may not make recommendations or express opinions as to trading in Synaptics’ securities. For example, you may not recommend that others buy or sell Synaptics’ securities (or that they refrain from buying or selling), including through participation in any investment or stock-related group, message board or other similar medium.

D.
No Margining or Pledging of Synaptics Securities

You may not hold Synaptics securities in margin accounts or pledge such securities as collateral for a loan. However, you may maintain a margin account so long as you do not use the account to trade Synaptics securities on margin or otherwise use Synaptics securities held in such margin account as collateral.

E.
No Trading in Futures or Derivative Securities or other Hedging Transactions

You may not engage in hedging activities or transactions involving Synaptics securities, including without limitation any purchase or sale of exchange traded options or other futures contracts, such as “puts” and “calls” or “collars,” equity or total return swaps, exchange funds or other derivative securities related to Synaptics securities.

F.
No Short Sales

You may not sell Synaptics securities “short” (meaning any transaction in which you would benefit from a decline in the price of the securities).

G.
No Trading on Information Regarding Other Companies

If you, in the course of working for Synaptics, learn of material nonpublic information about a company with which Synaptics does business, you may not trade in that company’s securities until the information becomes public or is no longer material. You should treat material nonpublic information about Synaptics’ business associates with the same care required with respect to information related directly to Synaptics.

H.
Additional Restrictions

The Chief Compliance Officer has the authority to impose additional restrictions on trading in Synaptics securities at any time. In such event, the person imposing the additional restrictions will notify the affected individuals of the additional restrictions.

I.
Confidentiality of Nonpublic Information

Nonpublic information relating to Synaptics is the property of Synaptics and the unauthorized disclosure or improper use of such information is forbidden. You may not disclose material nonpublic information to other persons within Synaptics whose jobs do not require them to have that information, or outside of Synaptics to other persons, unless such disclosure is made in accordance with Synaptics’ policies regarding the protection or unauthorized external disclosure of information regarding Synaptics. In addition, your confidentiality agreement with Synaptics provides that Synaptics confidential information will only be used for the benefit of Synaptics and solely to the extent necessary to perform your job. Any other use – such as trading on such information for personal benefit/profit – is prohibited. In addition to violating this policy and/or your confidentiality agreement, any unauthorized disclosures or improper use of such information may also violate Synaptics’ agreements with third parties.

III.
Exceptions to Trading Restrictions

A.
10b5-1 Trading Plans

Transactions in Synaptics’ securities that are executed pursuant to an approved trading plan established pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”), will not be subject to this policy. Rule 10b5-1 generally provides an affirmative defense from insider trading liability under the federal securities laws for securities trading plans that are entered into in good faith and only when you are not in possession of material nonpublic information.

The 10b5-1 Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Once a 10b5-1 Trading Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of any trades under the plan. All 10b5-1 Trading Plans, including any amendments of such plans, must be pre-approved by the Compliance Officer at least five (5) trading days before adoption and may only be adopted or amended when you are not subject to a Blackout Period or otherwise in possession of material nonpublic information. As a general rule, you should not amend or terminate a 10b5-1 Trading Plan after adoption, and you should not expect the Compliance Officer to approve any amendment of your 10b5-1 Trading Plan absent extraordinary circumstances. Synaptics reserves the right to publicly disclose the existence and/or terms of any 10b5-1 Trading Plan.

Rule 10b5-1 imposes additional restrictions on Directors and executives designated as “officers” of Synaptics under Section 16 of the Exchange Act when adopting a 10b5-1 Trading Plan. For more information about 10b5-1 Trading Plans, please contact the Compliance Officer or the Compliance Officer’s designees.

B.
Bona Fide Gifts

Bona fide gifts are exempt from this policy, even in a Blackout Period, unless you have reason to believe that the recipient intends to sell Synaptics securities before the earliest time after the gift is completed that you are permitted to sell Synaptics securities on the open market under this policy. Whether a gift is bona fide will depend on the circumstances surrounding the gift, including, but not limited to, the donor’s relationship with the recipient, what the recipient does with the donated securities, and the nature of the tax benefit of the donor. If you are uncertain whether a gift is bona fide, you should contact the Compliance Officer.

C.
Partnership Distributions

Distributions of Synaptics’ securities by a venture capital partnership or other similar entity with which a Director is affiliated to its partners, members or other similar persons are exempt from this policy. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel, to determine the process and timing for any such distributions based on all relevant facts and circumstances and applicable securities laws.

D.
Company Incentive Plans

1.
Stock Option Exercises

This policy does not apply to (i) the cash exercise of a stock option acquired pursuant to Synaptics’ incentive plans, and (ii) the net exercise of a stock option in which the optionee receives a net number of shares from Synaptics that is equal to the number of shares exercised less the number of shares retained by the Synaptics to cover the exercise price of the shares provided that such net exercise does not occur while you are aware of material nonpublic information or during a Blackout Period. However, the securities acquired as a result of cash option exercises or net option exercises may not be sold nor may you use a “broker assisted” cashless exercise or other transaction where shares are sold in the market to satisfy the exercise price while you are aware of material nonpublic information or during a Blackout Period.

2.
Restricted Stock Units, Performance Stock Units, and Market Stock Units

This policy does not apply to (i) the vesting or settlement of RSUs, PSUs, and MSUs for which you have no discretion to sell; (ii) the exercise of a tax withholding right pursuant to which you elect in advance to have Synaptics withhold shares of stock to satisfy tax withholding requirements upon the vesting of any RSUs, PSUs, or MSUs; or (iii) a sell to cover transaction that is otherwise mandated by Synaptics or under which you have previously elected in advance to have a broker sell vested RSUs, PSUs, or MSUs to cover any applicable tax withholding requirements (so long as such sell to cover election was made in an open trading window when you were not in possession of material nonpublic information in compliance with Rule 10b5-1). This policy does apply, however, to any sale or other transaction involving Synaptics shares that you actually receive upon vesting and settlement of your RSUs, PSUs, or MSUs.

IV.
Penalties for Violation

Violation of the rules in this policy is grounds for disciplinary action by Synaptics, including termination of employment. Trading on or tipping material nonpublic information can also result in disgorgement of all profits and the imposition of substantial fines, extending significantly beyond any profits made or losses avoided, both for you and Synaptics.

V.
Individual Responsibility

You are individually responsible for complying with this policy. You may, from time to time, have to forego a proposed transaction in Synaptics’ securities even if you had planned to make the transaction before learning of any material nonpublic information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.

None of Synaptics, the Compliance Officer or Synaptics’ other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance of any potential trade or a trading plan. Notwithstanding any review of any pre-clearance of a transaction or any review of a trading plan, none of Synaptics, the Compliance Officer or Synaptics’ other employees assumes any liability for the legality or consequences of such trading plan or transaction to your engagement in or adoption of such transaction or trading plan.

VI.
Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

VII.
Amendments and Waivers

Amendments to, or waivers under, this policy may be approved by action of the Compliance Officer, the Board of Directors or the Compensation Committee, provided, however, that no waivers may be issued for the restrictions in Section II.E above (“No Trading in Futures or Derivative Securities or other Hedging Transactions”), including the restriction against engaging in hedging transactions.